EXHIBIT 99.1
Investor Contact:
Megan Jones
Exact Sciences Corp.
meganjones@exactsciences.com
608-535-8815
Media Contact:
Morry Smulevitz
Exact Sciences Corp.
msmulevitz@exactsciences.com
608-345-8010
For Immediate Release
Exact Sciences Announces Debt Exchange Transaction and Private Placement of Convertible Senior Notes
MADISON, Wis., Feb. 23, 2023 — Exact Sciences Corp. (Nasdaq: EXAS) (the “Company”), a leading provider of cancer screening and diagnostic tests, today announced that on February 23, 2023 it entered into a privately negotiated exchange and purchase agreement (the “Agreement”) with a holder of certain of the Company’s 0.3750% Convertible Senior Notes due 2027 (the “Existing 2027 Notes”) and certain of its 0.3750% Convertible Senior Notes due 2028 (the “Existing 2028 Notes”, and together with the “Existing 2027 Notes”, the “Existing Notes”). Pursuant to the Agreement, the Company has agreed to issue to the holder $500,000,000 aggregate principal amount of a new series of 2.00% Convertible Senior Notes due 2030 (the “2030 Notes”) in exchange for (i) $183,678,000 aggregate principal amount of the holder’s Existing 2027 Notes, (ii) $200,958,000 aggregate principal amount of the holder’s Existing 2028 Notes, and (iii) approximately $138,000,000 in cash. The closing of the transaction is expected to occur on March 1, 2023, subject to customary closing conditions.
The 2030 Notes will mature on March 1, 2030 (the “Maturity Date”), unless earlier repurchased or converted. The 2030 Notes will be senior unsecured obligations of the Company and bear interest at a rate of 2.00% per year, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2023.
Prior to September 1, 2029, the 2030 Notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, until the close of business on the second scheduled trading day immediately preceding the Maturity Date. The 2030 Notes will be convertible into cash, shares of the Company’s common stock (plus, if applicable, cash in lieu of any fractional share), or a combination of cash and shares of the Company’s common stock, at the Company’s election.
The Company may not redeem the 2030 Notes prior to the Maturity Date. If a “fundamental change” occurs prior to the Maturity Date, subject to certain conditions, holders may require the Company to repurchase for cash all or any portion of their 2030 Notes at a repurchase price equal to 100% of the principal amount of the 2030 Notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.
The conversion rate for the 2030 Notes is initially 12.3724 shares per $1,000 principal amount of 2030 Notes, which is equivalent to an initial conversion price of approximately $80.825 per share of common stock representing a conversion premium of 25.00% over the last reported sale price of $64.66 per share of the Company’s common stock on the Nasdaq Stock Market on February 22, 2023. The conversion rate is subject to adjustment upon the occurrence of certain specified events but will not be adjusted for accrued and unpaid interest. In addition, the 2030 Notes include a customary provision pursuant to which holders of the 2030 Notes who convert their 2030 Notes in connection with a “make-whole fundamental change”, will, under certain circumstances, be entitled to an increase in the conversion rate.
XMS Capital Partners LLC acted as sole placement agent for the transaction.

K&L Gates LLP represented Exact Sciences Corporation and Kramer Levin Naftalis & Frankel LLP represented the placement agent in the transaction.
The offer and sale of the 2030 Notes and any shares of common stock issuable upon conversion of the 2030 Notes have not been registered under the Securities Act of 1933 or any other securities laws, and the 2030 Notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.
About Exact Sciences Corp.
A leading provider of cancer screening and diagnostic tests, Exact Sciences relentlessly pursues smarter solutions providing the clarity to take life-changing action, earlier. Building on the success of Cologuard and Oncotype tests, Exact Sciences is investing in its product pipeline to support patients before and throughout their cancer diagnosis and treatment. Exact Sciences unites visionary collaborators to help advance the fight against cancer. For more information, please visit the company's website at exactsciences.com, follow Exact Sciences on Twitter @ExactSciences, or find Exact Sciences on Facebook.
Forward-Looking Statements
Certain statements made in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate,” or other comparable terms. Forward-looking statements in this news release may address the following subjects among others: the closing of the transaction and the anticipated net proceeds from the transaction. Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s most recently filed Annual Report on Form 10-K. The Company urges you to consider those risks and uncertainties in evaluating the Company’s forward-looking statements. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.